                                                                      Exhibit 15


                               ARTHUR ANDERSEN LLP




To HBO & Company:


We are aware that HBO & Company has incorporated by reference in its previously filed registration statements on Form S-8 its Form 10-Q for the quarter ended March 31, 1995, which includes our report dated April 19, 1995 covering the unaudited interim consolidated financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the "Act"), that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.



                                                             Arthur Andersen LLP
Atlanta, Georgia
April 19, 1995


                               Page 17 of 21